Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:
Description	Registration Statement Number

Form S-8
Lowe’s 401(k) Plan	33-29772
Lowe’s Companies, Inc. 1994 Incentive Plan	33-54499
Lowe’s Companies, Inc. 1997 Incentive Plan	333-34631
Lowe’s Companies, Inc. Directors’ Stock Option Plan	333-89471
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031
Lowe’s Companies Employee Stock Purchase Plan – Stock Options For Everyone	333-143266; 333-181950

of our report dated June 28, 2013, relating to the financial statements and supplemental schedules of Lowe’s 401(k) Plan appearing in this Annual Report on Form 11-K of Lowe’s 401(k) Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
June 28, 2013